Exhibit 21.1

SUBSIDIARIES OF COGENTIX MEDICAL, INC.
March 31, 2015

Subsidiary	State or Other Jurisdiction of Incorporation

Machida Incorporated	Delaware

Uroplasty, LLC	Delaware

Uroplasty BV	The Netherlands

Uroplasty Ltd.	United Kingdom